FOR IMMEDIATE RELEASE
CONTACT: Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION INCREASES CASH DIVIDEND
AND DECLARES 5% STOCK DIVIDEND

HARLEYSVILLE, PA (August 10, 2006) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend for the third quarter of 2006 of $.20 per share on 27,639,943 shares of outstanding common stock. The dividend, which represents an 11.0% increase over the regular dividend paid in the same period last year, is payable September 15, 2006, to shareholders of record August 31, 2006. In addition, the Directors have approved a 5% stock dividend payable on September 15, 2006, to shareholders of record on September 1, 2006.

“We are pleased to provide our loyal shareholders with an increased cash dividend,” said Gregg J. Wagner, President and CEO. “We appreciate their continued confidence in our ability to deliver shareholder value.”

Harleysville National Corporation, with assets exceeding $3.2 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management in excess of $2.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.